EXHIBIT 4(iv)

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684-5708
Website: secretaryofstate.biz

           AMENDMENT TO
   CERTIFICATE OF DESIGNATION
AFTER ISSUANCE OF CLASS OR SERIES
      (Pursuant to NRS 78.1955)

USE BLACK INK ONLY-DO NOT HIGHLIGHT         ABOVE SPACE IS FOR OFFICE USE ONLY

             CERTIFICATE OF AMENDMENT TO CERTIFICATE OF DESIGNATION
                         FOR NEVADA PROFIT CORPORATIONS
          (PURSUANT TO NRS 78.1955- AFTER ISSUANCE OF CLASS OR SERIES)

1.   NAME OF CORPORATION:

International Building Technologies Group, Inc.

2.   STOCKHOLDER APPROVAL PURSUANT TO STATUTE HAS BEEN OBTAINED.

3.   THE CLASS OR SERIES OF STOCK BEING AMENDED:

Preferred Series C Stock

4. BY A RESOLUTION ADOPTED BY THE BOARD OF DIRECTORS, THE CERTIFICATE OF DESIGNATION IS BEING AMENDED AS FOLLOWS OR THE NEW CLASS OR SERIES IS:

Everything remains the same as the original filing of Preferred Stock Series C (see attached Exhibit A) with the following amendments to Section 2 items b and g:

b. Authorized shares of Series C Preferred Stock: 1,000,000
g. Mandatory Redemption Rights: Upon written request from the Company, Holder agrees to convert each Preferred Series C Stock to $5.00 worth of INGB Common Stock on a mandatory basis.

5.   EFFECTIVE DATE OF FILING (OPTIONAL):

6.   OFFICER SIGNATURE (REQUIRED): X /s/ Kenneth Yeung

FILING FEE: $175.00
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.